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Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-86740) and related Prospectus of CompuCredit Corporation for the registration of 30,000 shares of its Series A preferred stock and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the consolidated financial statements of CompuCredit Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ BDO SEIDMAN, LLP

Atlanta, Georgia
April 1, 2003

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS